Exhibit 99.1

FOR IMMEDIATE RELEASE


           Media Contact:                         Investor Contact:
           --------------                         -----------------
           Lori M. Milovich                       David W. Carlson
           Director, Public &                     Executive Vice President &
           Investor Relations                     Chief Financial Officer
           GameStop Corp.                         GameStop Corp.
           (817) 424-2130                         (817) 424-2130



                        GameStop Corp. Board of Directors

                         Adopts Stockholder Rights Plan


Grapevine, TX (October 25, 2004) - GameStop Corp. (NYSE: GME), the nation's largest video game and entertainment software specialty retailer, today announced that on October 25, 2004 its board of directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of Class A Common Stock and Class B Common Stock of GameStop held by stockholders of record as of the close of business on October 28, 2004. The rights under the Stockholder Rights Plan will expire on October 28, 2014. The Stockholder Rights Plan is designed to preserve the long-term value of the company and to protect GameStop's stockholders from abusive takeover techniques.

The rights under the Stockholder Rights Plan generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the voting power of GameStop's common stock or commences a tender or exchange offer upon consummation of which the person or group would beneficially own 15% or more of the voting power of GameStop's common stock. If an acquiring person or group acquires 15% or more of the voting power of GameStop's common stock, holders of rights (other than the acquiring person or group) may purchase, with each right, preferred stock of the company having a value at that time of twice the $100.00 right's exercise price.

A more detailed description of the Stockholder Rights Plan and its operation is contained in GameStop's Form 8-K, which will be filed with the Securities and Exchange Commission, and in a letter which is being mailed to GameStop's stockholders.

GameStop Corp.                                                            Page 2
October 25, 2004

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. (NYSE: GME) is the nation's largest video game and entertainment software specialty retailer, based on the number of U.S. stores and U.S. revenues. The company operates 1,676 retail stores throughout 49 states, the District of Columbia, Puerto Rico and Ireland, primarily under the GameStop(R) brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer(R) magazine, a leading video and computer game publication.

GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft, and is also the industry's largest reseller of used video games. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

General information on GameStop Corp. can be obtained via the Internet by visiting the company's corporate Website:
http://www.gamestop.com/investor-relations/

SAFE HARBOR

This press release contains "forward-looking statements." GameStop Corp. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, seasonality, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, possible disruptions or delays in successfully transferring the company's headquarters and distribution center to a new facility during 2004 and 2005, higher

GameStop Corp.                                                            Page 3
October 25, 2004

than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. In addition, the video game industry has historically been cyclical in nature and dependent upon the introduction of new generation systems and related interactive software. Please refer to the company's reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.


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